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                                                              EXHIBIT 8.1


                      [Cravath, Swaine & Moore Letterhead]


                                                             June 25, 1997

                          Agreement and Plan of Merger
                            Dated as of May 21, 1997
                            Among Johnson & Johnson,
                           Palisades Merger Corp. and
                             Biopsys Medical, Inc.

Ladies and Gentlemen:

     We have acted as special counsel for Johnson & Johnson, a New Jersey corporation ("Johnson & Johnson"), in connection with the proposed merger (the "Merger") of Palisades Merger Corp., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson ("Sub"), with and into Biopsys Medical, Inc., a Delaware corporation (the "Company"), pursuant to an Agreement and Plan of Merger dated as of May 21, 1997 (the "Merger Agreement"), among Johnson & Johnson, Sub and the Company under which each issued and outstanding share of common stock of the Company not owned by the Company, Johnson & Johnson or Sub will be exchanged for common stock of Johnson & Johnson.

        In that connection, you have requested our opinion regarding the material Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus of the Company and Johnson & Johnson to be dated as of June 26, 1997 (the "Proxy Statement-Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement-Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the representations made to us by the Company and Johnson & Johnson and Sub in their respective letters to us each dated June 25, 1997 and delivered to us for purposes of this opinion are accurate and complete and (iii) the representations made to us by Brentwood Associates VI, L.P., St. Paul Fire and Marine Insurance Company, Three Arch Partners, L.P., Three Arch Associates, L.P., the Fogarty Family Revocable
Trust and Fogarty Engineering (entities affiliated with Mr. Thomas J. Fogarty) and Mr. Thomas J. Fogarty, M.D., Mr. David W. Chonette, Ms. Nancy S. Olson,
Mr. Mark A. Cole, Ph.D., Mr. Kenneth M. Galt, Mr. Steve H. Parker, M.D.,
Mr. Steven J. Naber, Mr. Luis J. Berga, Ms. Ellen M. Preston, Mr. Scott W. Tremberth and the Gex Family Trust (collectively, the "Stockholders") in their respective letters and delivered to us for purposes of this opinion are accurate and complete.

        Based upon the foregoing, in our opinion, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company, Johnson & Johnson and Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

        The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from the Company, Johnson & Johnson and Sub, and the Stockholders referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from the Company, Johnson & Johnson and Sub, or the Stockholders referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

        This opinion is being provided solely for the benefit of Johnson & Johnson. No other person or party shall be entitled to rely on this opinion. Notwithstanding the previous sentence, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                      Very truly yours,

                                      /s/ CRAVATH, SWAINE & MOORE
                                     _________________________________

                                          Cravath, Swaine & Moore


Johnson & Johnson
  One Johnson & Johnson Plaza
    New Brunswick, NJ 08933